EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2010
FOURTH QUARTER AND YEAR END RESULTS

Strong Fourth Quarter Revenue of $54 Million and GAAP EPS of $0.30 Driven by Rudolph's Leading Edge Solutions Utilized in
Advanced Computing and Mobile Smart Phone Applications

FLANDERS, NEW JERSEY (January 31, 2011) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the fourth quarter and year end of 2010.

2010 Fourth Quarter and Year End Highlights:

•	Fourth quarter revenue of $54.0 million marked seventh consecutive quarter-over-quarter increase.

•	Fourth quarter GAAP earnings per share of $0.30 and non-GAAP earnings per share of $0.36 were records for the year.

•	Operating margins continued to expand, leading to 18 percent or $9.6 million net after tax earnings, an all-time quarterly earnings record for the Company.

•	Full year 2010 revenues increased 148 percent year-over-year.

Business Highlights:

•	Rudolph is gaining market share across all product lines, with a number one position in five of six served markets.

•	Company's leading-edge technology for advanced computing and mobile smart phone connectivity, and capacity buys in both front-end and back-end of- line, drive strong revenue growth.

•	75 percent of tool sales in 2010 were from products not available two years ago.

Paul F. McLaughlin, Chairman and Chief Executive Officer, noted, “In 2010, Rudolph gained significant traction and market penetration in previously un-served growth markets, resulting in the Company's out-performance of the total market by approximately 50 percent. Our success was fueled by the industry's growth in advanced packaging; specifically the technology driving advanced computing and mobile smart phone connectivity.”

McLaughlin continued, “Our strategy of diversification and heavily investing during the down-turn to enter this up-cycle with a series of new technology-leading products enabled us to record the second highest yearly revenue results in Rudolph's history and positions the Company for solid growth in 2011. The front-end macro-defect inspection market is projected by Gartner to be one of the fastest growing segments through 2014; and our customers own the leading technology fabs and are among the top-tier capex spenders. Our back-end macro-defect inspection market growth is being driven by capacity buys as well as technology buys for sophisticated advanced packaging, such as grid arrays, 3D device stacking and Thru-Silicon-Vias, all requiring more process monitoring. This back-end market is projected to show one of the largest semiconductor capex spending increases in 2011. We believe Rudolph's patented technology has given the Company the leading 2010 market share position in both front-end and back-end macro-defect inspection. In metrology, we grew market share in both of our served market segments. In transparent thin films, we doubled our market share and established a presence with key NAND and foundry customers as our transparent business hit an eight-year high in revenue; while in the opaque

(metal) films segment, we expanded into new metal applications and are now a supplier to 90 percent of the top-tier manufacturers. And lastly, we grew revenue over 100 percent in the process control software market, and boast the widest portfolio of products in the market.”

“While the front-end showed considerable strength in the fourth quarter, the back-end segment slowed somewhat, consistent with industry trends. As we enter 2011, the back-end is regaining its strength, driven by advanced 3D stacked packaging requirements. For example, we announced a collaboration with a leading process tool supplier and IC device manufacturer to provide integrated inspection for new process tools to support wafer thinning-a critical technology in producing next-generation miniaturized devices for consumer electronics markets.” McLaughlin concluded, “We are intently focused on further enhancing the Company's market positions and are confident that 2011 will be a record year for Rudolph.”

Fourth Quarter 2010 Financial Results
Fourth quarter revenue totaled $54.0 million, an 87 percent increase compared with $28.9 million for the 2009 fourth quarter and the seventh consecutive quarter-over-quarter increase. During the fourth quarter, international sales represented approximately 63 percent of revenue, while domestic sales accounted for 37 percent. In the 2009 fourth quarter, international sales represented approximately 71 percent of revenue and domestic sales accounted for 29 percent. Revenue from front-end semiconductor customers accounted for approximately 79 percent of revenue and back-end customers accounted for 21 percent.

In the fourth quarter, Rudolph Technologies completed the consolidation of its manufacturing operations in Minnesota, with volume metrology tool shipments in the quarter now being manufactured in the Minnesota facility. The Company incurred $408 thousand in charges in the quarter related to the consolidation. In addition, the Company incurred $334 thousand in the quarter for legal services related to ongoing litigation.

Fourth quarter gross margin was 54 percent, compared with 40 percent in the 2009 fourth quarter. The increase in gross margin was due to higher revenues, including an increase in software sales, higher average selling prices and lower reserves due to better inventory utilization.

Operating expenses for the fourth quarter of 2010 totaled $18.2 million, an increase of $0.1 million from $18.1 million in the 2009 fourth quarter. Research and development (R&D) expenses for the fourth quarter totaled $8.7 million, compared with $6.8 million in the same period of 2009. The increase in R&D is primarily due to the Company's 2010 acquisition of MKS' Yield Dynamics business and higher compensation, project and litigation costs. Selling, general and administrative (S,G&A) expenses for the fourth quarter totaled $9.0 million, compared with $10.9 million in the 2009 fourth quarter. The decrease in S,G&A was primarily due to lower restructuring cost offset by higher compensation and benefits cost.

Other expense, which represents foreign currency losses, totaled $104 thousand for the 2010 fourth quarter, compared with $312 thousand in the fourth quarter of 2009.

GAAP net income for the fourth quarter of 2010 was $9.6 million, or $0.30 per share, compared with net loss of ($6.1) million or ($0.20) per share, for the fourth quarter of 2009. Excluding the after-tax impact of $2.1 million in non-GAAP adjustments, which included restructuring, litigation, and share-based compensation charges, the fourth quarter non-GAAP net income was $11.3 million, or $0.36 per share. The 2009 fourth quarter non-GAAP net income totaled $520 thousand, or $0.02 per share.

Balance Sheet Strength
At December 31, 2010, cash and marketable securities decreased to $71.7 million from the 2010 third quarter. Accounts receivable increased to $59.8 million and inventory was flat at $52.3 million, compared to the preceding quarter. Working capital ended the quarter at $159.7 million.

Conference Call
Rudolph Technologies will discuss its 2010 fourth quarter results on a conference call it is hosting today at 5:30 PM EST. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees, acquisition related expenses, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com
(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31, 2010	December 31, 2009
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$71,749	$60,919
Accounts receivable, net	59,758	35,312
Inventories	52,311	45,534
Prepaid and other assets	2,711	4,626
Total current assets	186,529	146,391
Net property, plant and equipment	13,677	12,841
Intangibles	14,063	14,103
Other assets	4,784	4,868
Total assets	$219,053	$178,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$14,686	$9,793
Other current liabilities	12,098	9,817
Total current liabilities	26,784	19,610
Non-current liabilities	7,235	7,462
Total liabilities	34,019	27,072
Stockholders' equity	185,034	151,131
Total liabilities and stockholders' equity	$219,053	$178,203

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
				(Audited)

Revenues	$54,011	$28,925	$195,305	$78,657
Cost of revenues	24,860	17,236	91,405	49,805
Gross profit	29,151	11,689	103,900	28,852
Operating expenses:
Research and development	8,733	6,799	33,387	25,991
Selling, general and administrative	9,010	10,900	38,173	32,703
Amortization	457	413	1,715	1,358
Total operating expenses	18,200	18,112	73,275	60,052
Operating income (loss)	10,951	(6,423)	30,625	(31,200)
Interest income	44	69	167	271
Other expense	(104)	(312)	(255)	(938)
Income (loss) before income taxes	10,891	(6,666)	30,537	(31,867)
Provision (benefit) for income taxes	1,337	(552)	3,522	(2,239)
Net income (loss)	$9,554	$(6,114)	$27,015	$(29,628)

Net income (loss) per share:

Basic	$0.30	$(0.20)	$0.86	$(0.96)
Diluted	$0.30	$(0.20)	$0.86	$(0.96)

Weighted average shares outstanding:

Basic	31,409	30,990	31,286	30,888
Diluted	31,606	30,990	31,492	30,888

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

GAAP operating income (loss)	$10,951	$(6,423)	$30,625	$(31,200)
Non-GAAP adjustments:
Idle facility costs	—	—	—	2,780
Litigation costs	334	104	2,359	1,191
Asset write-downs	—	—	—	454
Acquisition related expenses	—	—	—	992
Restructuring expenses (1)	408	6,420	1,548	6,555
Share-based compensation	1,354	941	5,439	3,759
Total non-GAAP adjustments	2,096	7,465	9,346	15,731
Non-GAAP operating income (loss)	$13,047	$1,042	$39,971	$(15,469)

GAAP net income (loss)	$9,554	$(6,114)	$27,015	$(29,628)
Total non-GAAP adjustments	2,096	7,465	9,346	15,731
Income tax effect of non-GAAP adjustments (2)	(311)	—	(1,605)	—
Other tax adjustments (3)	—	(831)	(230)	(204)
Non-GAAP net income (loss)	$11,339	$520	$34,526	$(14,101)

Net income (loss) per share:
Basic	$0.36	$0.02	$1.10	$(0.46)
Diluted	$0.36	$0.02	$1.10	$(0.46)

1) During the three and twelve months ended December 31, 2010, the Company recorded restructuring expenses of $0.4 million and $1.5 million for the consolidation of our New Jersey manufacturing operations into our Minnesota location. During the three and twelve months ended December 31, 2009, the Company recorded restructuring expenses of $6.4 million and $6.6 million for the write-down of a portion of a lease obligation, certain leasehold improvements and fixed assets, inventory related to discontinued product lines, and severance charges.

2) For the twelve month period ended December 31, 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 17.2%. For the twelve months ended December 31, 2009, the tax effect on non-GAAP adjustments was offset in full by valuation allowances.

3) Represents tax true-up adjustments of $0.2 million for the twelve months ended December 31, 2010 and $0.8 and $0.2 million for the three and twelve months ended December 31, 2009, respectively.
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